                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             VLSI TECHNOLOGY, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
           $125
          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:
           Preliminary Proxy Material
          ---------------------------------------------------------------------
     (3)  Filing Party:
           Registrant
          ---------------------------------------------------------------------
     (4)  Date Filed:
           2/17/95
          ---------------------------------------------------------------------

                             VLSI TECHNOLOGY, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 27, 1995
                                   9:00 A.M.

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of VLSI Technology, Inc., a Delaware corporation (the "Company"), will be held on Thursday, April 27, 1995, at 9:00 a.m., local time, at the Company's offices located at 1151 McKay Drive, San Jose, California 95131, for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To ratify and approve amendments to the Company's 1992 Stock Plan and to increase the number of shares reserved for issuance thereunder from 2,000,000 to 4,500,000.

     3. To approve an amendment to the Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 6,600,000 to 9,000,000.

     4. To approve an amendment to the Company's Certificate of Incorporation for the purpose of increasing the authorized number of shares of the Company's Common Shares and Common Stock by 45,000,000 shares.

     5. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 29, 1995.

     6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on February 28, 1995 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to vote, date, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                          Sincerely,


                                          THOMAS F. MULVANEY
                                          Secretary

San Jose, California
March 24, 1995

                             VLSI TECHNOLOGY, INC.

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of VLSI Technology, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, April 27, 1995, at 9:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at the Company's offices located at 1151 McKay Drive, San Jose, California 95131. The Company's principal executive office is located at 1109 McKay Drive, San Jose, California 95131 and its telephone number at that address is (408) 434-3100.


     These proxy solicitation materials were mailed on or about March 24, 1995 to all stockholders entitled to vote at the meeting.


RECORD DATE; OUTSTANDING SHARES


     Stockholders of record at the close of business on February 28, 1995 (the "Record Date") are entitled to notice of and to vote at the meeting. The Company has only one series of Common Shares ("Common Shares") outstanding, which is designated Common Stock, $.01 par value per share ("Common Stock"). At the Record Date, 36,809,167 shares of the Company's Common Stock were issued and outstanding, representing the total number of votes that may be cast at the meeting. See "Voting and Solicitation" below. The closing price of the Company's Common Stock on the Record Date, as reported by the National Association of Securities Dealers, Inc. Automated Quotation National Market System ("NASDAQ/NMS") was $15.31 per share.


REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company or the transfer agent a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Except as provided below with respect to cumulative voting, each share of Common Stock has one vote on all matters.

     Subject to the procedural requirements described below, every stockholder voting in the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled, or distribute the stockholder's votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than the number of directors to be elected. If cumulative voting for directors is properly invoked by any stockholder, all stockholders may cumulate their votes. Stockholders may only cast votes for candidates whose names have been properly placed in nomination in accordance with the Company's Bylaws. Any stockholder who desires to cumulate votes in the election of directors must give advance notice to the Company, in accordance with its Bylaws, of such stockholder's intention to cumulate his or her votes and must give notice to the other stockholders at the meeting prior to voting for directors. The required advance notice to the Company must be received at the principal executive office of the Company not less than 20 days nor more than 60 days prior to the meeting and must include the stockholder's name and address, the number of shares of Common Stock beneficially owned and the stockholder's request for cumulative voting.

     The cost of soliciting proxies will be borne by the Company. The Company is retaining Corporate Investor Communications, Inc. to solicit proxies at a cost of approximately $4,000, plus out of pocket expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram or facsimile.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal (other than the amendment to the Certificate of Incorporation).

SECURITY OWNERSHIP


     The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date: (i) by each director, (ii) by each executive officer listed in the Summary Compensation Table under the heading "EXECUTIVE OFFICER COMPENSATION" (the "Named Officers"), (iii) by all current directors and executive officers as a group, and (iv) by all persons known by the Company to be the beneficial owners of more than five percent (5%) of the Company's outstanding Common Stock:



                                                                       NUMBER OF     APPROXIMATE
NAME OF PERSON OR IDENTITY OF GROUP                                     SHARES       PERCENTAGE
- -----------------------------------                                    ---------     -----------
FMR Corp.(1).........................................................  3,019,900       8.2%
Edward C. Johnson, III
  82 Devonshire Street
  Boston, Massachusetts 02109
Intel Corporation(2).................................................  2,677,604       6.8%
  2200 Mission College Boulevard
  Santa Clara, California 95052
The Crabbe Huson Group, Inc. and affiliates(3).......................  2,012,000       5.5%
  121 S.W. Morrison Street, Suite 1400
  Portland, Oregon 97204
Pierre S. Bonelli(4).................................................     20,000        *
Donald L. Ciffone(5).................................................     10,000        *
Robert P. Dilworth(6)................................................     20,000        *
Gregory K. Hinckley(7)...............................................     60,000        *
James J. Kim(8)......................................................     60,000        *
L. Don Maulsby(9)....................................................     35,437        *
Dieter J. Mezger(10).................................................    124,113        *
Alfred J. Stein(11)..................................................    973,000       2.6%
Horace H. Tsiang(12).................................................     16,000        *
All directors and executive officers as a group
  (12 persons)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13).....................  1,421,925       3.8%


- ---------------
* Less than 1%.


 (1) As reported in Schedule 13G Amendment No. 2, dated February 13, 1995, filed by FMR Corp. and Edward C. Johnson, III on February 10, 1995, FMR Corp., a parent holding company, and Mr. Johnson, who with his family forms a controlling group with respect to FMR Corp., are each deemed to have sole power to dispose or direct the disposition of all of the 3,019,900 shares. The shares are owned by Fidelity Magellan Fund, an investment company for which Fidelity Management and Research Company (a wholly-owned subsidiary of FMR Corp.) serves as investment advisor.

 (2) According to Amendment No. 10 to Schedule 13D dated March 13, 1995, filed by Intel Corporation ("Intel"), Intel does not hold any shares of Common Stock. 2,677,604 shares represents shares issuable to Intel upon exercise of a warrant that expires August 25, 1995. Intel is deemed to have sole power to vote, direct the vote or dispose of all 2,677,604 shares. See "ELECTION OF DIRECTORS -- Certain Transactions".

 (3) As reported in Schedule 13G, dated February 10, 1994, filed by The Crabbe Huson Group, Inc. (the "Crabbe Group"), the Crabbe Huson Asset Allocation Fund, Inc. (the "Asset Fund"), The Crabbe Huson Equity Fund, Inc. (the "Equity Fund") and The Crabbe Huson Special Fund, Inc. (the "Special Fund") on February 15, 1995. The Crabbe Group does not directly own any shares. It shares voting and dispositive power over (i) 1,128,900 shares with the respective investment company (the Asset Fund, the Equity Fund or the Special Fund) that owns the shares, for whom the Crabbe Group serves as investment advisor, and (ii) 883,100 shares owned by a number of investors, for whom it serves as investment advisor.

 (4) These 20,000 shares are exercisable within 60 days of the Record Date under options held by Mr. Bonelli.

 (5) These 10,000 shares are exercisable within 60 days of the Record Date under options held by Mr. Ciffone.

 (6) These 20,000 shares are exercisable within 60 days of the Record Date under options held by Mr. Dilworth.

 (7) Includes 57,500 shares exercisable within 60 days of the Record Date under options held by Mr. Hinckley.

 (8) Includes 20,000 shares exercisable within 60 days of the Record Date under options held by Mr. Kim.

 (9) Includes 33,937 shares exercisable within 60 days of the Record Date under options held by Mr. Maulsby.

(10) Includes 121,700 shares exercisable within 60 days of the Record Date under options held by Mr. Mezger.

(11) Includes 470,000 shares exercisable within 60 days of the Record Date under options held by Mr. Stein.

(12) Includes 15,000 shares exercisable within 60 days of the Record Date under options held by Mr. Tsiang.

(13) Includes 864,012 shares exercisable within 60 days of the Record Date under options held by four directors and eight executive officers.


COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and beneficial owners of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of the copies of such reports received by it, or written representations from reporting persons, the Company believes that during the fiscal year ended December 30, 1994, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS


     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's next annual meeting of stockholders must be received by the Company no later than November 25, 1995 in order that they may be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

                             ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

     A Board of five directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are currently directors of the Company. In the event that any Company nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors and cumulative voting has been properly invoked, the proxy holders intend to cumulate their votes and to vote all proxies received by them in accordance with cumulative voting procedures in such a manner as they believe will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cast will be determined by the proxy holders. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until his successor has been elected and qualified.

     The names of the nominees, their ages as of the Record Date and certain information about them are set forth below.

                                                                                            DIRECTOR
NOMINEES                              AGE                PRINCIPAL OCCUPATION                SINCE
- --------                              ---                --------------------               --------
Pierre S. Bonelli(1)(2).............  55      Chief Executive Officer, Sema Group, a          1983
                                              software, consulting and market research
                                              firm
Robert P. Dilworth(1)(2)............  53      President and Chief Executive Officer,          1991
                                              Metricom Inc., an electronic metering and
                                              communications systems company
James J. Kim(1)(2)..................  59      Chairman of the Board and Chief Executive       1982
                                              Officer, AMKOR Electronics, Inc., a
                                              semiconductor assembly and test company
Alfred J. Stein.....................  62      Chairman of the Board, Chief Executive          1982
                                              Officer and President of the Company
Horace H. Tsiang....................  53      Chief Executive Officer, First                  1992
                                              International Computer, Inc., a computer
                                              manufacturing company

- ---------------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.

     Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.

     Mr. Bonelli is also a director of Sema Group and Consultronic, Inc.

     Mr. Dilworth is also a director of Metricom Inc., Qume Corporation and Vadem.


     Mr. Stein joined the Company in March 1982 as Chairman of the Board and Chief Executive Officer and also served as President from January 1983 to August 1983 and from August 1993 to the present. Mr. Stein was initially appointed as a director of the Company in April 1982 pursuant to the terms of his employment offer agreement with the Company. Pursuant to such agreement, the Company has agreed to use its best efforts while he is employed as Chief Executive Officer to cause the nomination of Mr. Stein to the Board of Directors, to recommend his election as a director and to continue his appointment as Chairman of the Board so long as he serves as a director. Mr. Stein is also a director of Applied Materials, Inc. and Tandy Corporation.


     Prior to joining First International Computer, Inc., a Taiwanese manufacturer of products for the computer industry, in November 1991, Mr. Tsiang was employed by Wang Laboratories, Inc., a computer manufacturer, from 1969 through July 1991 in various positions, including Executive Vice President from 1985 to 1991.

VOTE REQUIRED

     The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held four meetings during the fiscal year ended December 30, 1994. During such year, no director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and any committees upon which he served.

     The Board of Directors has a Compensation Committee and an Audit Committee. The current members of the Compensation and Audit Committees are identified in the list of directors under "Nominees for Director" above.

     The Compensation Committee is authorized to review and approve the Company's executive compensation policy and to administer the Company's employee stock option and stock purchase plans. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION". The Compensation Committee held three meetings in fiscal 1994. The Compensation Committee is composed solely of non-employee directors.

     The Audit Committee selects and recommends to the Board a firm of independent auditors (whose duty it is to audit the financial statements of the Company for the fiscal year with respect to which they are appointed) and monitors the effectiveness of the audit effort and the Company's internal financial and accounting controls and financial reporting. The Audit Committee held one meeting in fiscal 1994. The Audit Committee is composed solely of non-employee directors.

     There is no nominating committee nor is there any committee performing the duties of a nominating committee.

DIRECTOR COMPENSATION

     Non-employee members of the Board of Directors ("Outside Directors") receive an annual retainer of $10,000, a fee of $2,000 per Board meeting attended and $500 per Board Committee meeting attended (if such meeting is not held within one day of a Board meeting). The Company also reimburses its directors for certain expenses incurred by them in their capacity as directors or in connection with attendance at Board or Committee meetings.

     In addition, Outside Directors participate in the 1986 Directors' Stock Option Plan (the "Directors' Plan"). Certain amendments to the Directors' Plan (the "Directors' Plan Amendments") were approved by the stockholders in May 1994 at the 1994 Annual Meeting. The Directors' Plan provides for the automatic grant of non-statutory options to Outside Directors on an annual basis in order to motivate them to continue to serve as directors. A total of 300,000 shares of the Company's Common Stock is reserved for issuance during the 10-year term of the Plan, which expires in August 2001. The exercise price of options granted under the

Directors' Plan is the fair market value of the Company's Common Stock on the date of the automatic grant, as determined in accordance with the Directors' Plan. Options granted prior to stockholder approval of the Directors' Plan Amendments have a term of five years, and options granted after such approval have a term of ten years.

     Each Outside Director who was serving as such on the date of adoption of the Directors' Plan received an automatic grant on such date of an option to purchase 20,000 shares of Common Stock (an "Initial Option"). An Initial Option becomes exercisable cumulatively with respect to 5,000 shares on the first day of each fiscal year following the date of grant. Each person who becomes an Outside Director subsequent to the date of adoption of the Directors' Plan receives an automatic grant of an Initial Option on the date of his or her initial appointment or election to the Board.

     After receiving an Initial Option, an Outside Director is automatically granted an additional option to purchase 5,000 shares under the Directors' Plan (a "Subsequent Option") on the first day of each fiscal year of the Company. Each Subsequent Option becomes exercisable in full on the first day of the fourth fiscal year beginning after the date of grant of such option. The Directors' Plan Amendments eliminated the previously existing 40,000-share limit on the number of shares subject to options granted under the Directors' Plan to any director and also provided for the grant of an immediately exercisable replenishment option to purchase up to 20,000 shares to any director whose Initial Option had expired, or in the future expires, unexercised.

     During the last fiscal year, a replenishment option to purchase 20,000 shares at an exercise price of $14.25 per share was granted under the Directors' Plan to each of directors Bonelli and Kim. Subsequent Options to purchase 5,000 shares at an exercise price of $9.75 per share were granted under the Directors' Plan to directors Dilworth and Tsiang. As of December 30, 1994, options to purchase 15,000 shares had been exercised under the Directors' Plan at a net realized value of $65,000 and 175,000 shares remained available for future grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of directors Bonelli, Dilworth and Kim.

     The Company paid AMKOR (a corporation of which Mr. Kim is an officer, director and the majority stockholder) or accrued for payment approximately $27,600,000 in fiscal 1994 for assembly and test services performed for the Company by ANAM Semiconductor Technology Co. Ltd. (a Korean corporation with which Mr. Kim is affiliated) under contract with AMKOR.

CERTAIN TRANSACTIONS

     INTEL. On August 25, 1992, Intel Corporation ("Intel") invested $50 million (prior to deduction of issuance costs) in the Company to acquire 5,355,207 shares of the Company's Common Stock (the "Intel Shares") plus a warrant (the "Warrant") to purchase an additional 2,677,604 of the Company's Common Stock (the "Warrant Shares") at $11.69 per share pursuant to the Intel/VLSI Stock and Warrant Purchase Agreement (the "Equity Agreement"). In addition, on July 8, 1992, the Company and Intel entered into a Technology and Manufacturing Agreement (the "Technology Agreement"). Pursuant to the Technology Agreement, Intel licensed its 386SLTM core to the Company and the parties were to develop, market and sell integrated circuits into the handheld personal computer market. During 1994, the Company and Intel completed the joint development of integrated circuits for the handheld personal computer market.


     During 1994, it became apparent that the market for handheld personal computers was developing much more slowly than originally anticipated, resulting in significant uncertainty as to the near-term revenue potential of the handheld personal computer market. As a result, in August 1994 the Company and Intel agreed in principle to terminate the Technology Agreement and Intel announced its intention to liquidate all or a portion of its ownership in VLSI. The parties mutually terminated the Technology Agreement in November 1994. In January and February 1995, Intel sold all of the Intel Shares.

     The Equity Agreement currently provides Intel with demand registration rights with respect to the Warrant Shares. The Equity Agreement also imposes certain restrictions on Intel, including a limitation on Intel's ability to acquire additional shares of VLSI voting stock (referred to as a standstill) and a requirement that Intel vote its VLSI stock in the same proportion as other stockholders on matters submitted to the VLSI stockholders for approval (unless it would be materially adverse to Intel's interest). All other significant rights of, and restrictions on, Intel under the Equity Agreement have terminated.


     Terminated rights under the Equity Agreement included a right of first refusal upon a proposed sale of corporate control of the Company, a right to initiate a tender offer for the Company's stock under certain circumstances, a right to respond to a third-party tender offer by making its own tender offer for the Company's stock, a right to maintain its ownership interest in the Company, a right to appoint a director or have an Intel observer attend Company Board of Directors meetings, contractual restrictions on transfer of the Intel Shares, the Warrant and the Warrant Shares and a limited right of first refusal by the Company upon a proposed transfer of the Company's securities by Intel in certain circumstances following a hostile tender offer.


     The Warrant, which expires in August 1995, contains certain antidilution provisions, including adjustments for future stock issuances at prices below fair market value. In the event that the Company is acquired (by merger, sale of assets or otherwise) for consideration other than common stock of the acquiring corporation during the three-year term of the Warrant, the warrantholder is entitled to receive minimum consideration from the acquiring corporation. Such minimum amount, which was equal to $3.25 per Warrant Share as of August 25, 1992, decreases on a straight-line daily basis over the three-year term of the Warrant to zero ($0.72 at December 30, 1994). The Warrant does not give the holder thereof any voting rights prior to exercise of the Warrant and issuance of the Warrant Shares.


     RELOCATION ASSISTANCE. In 1992, to facilitate his relocation, the Company loaned Dieter J. Mezger $100,000 on an interest-free basis with principal due three years from the date of the promissory note and an additional $280,000 with interest payable at the rate of 7% over the one-year term of the promissory note. The due date on that loan has been extended by the Board and it is now due on March 31, 1995. In 1994, Mr. Mezger reduced the $280,000 principal amount by $80,000. Both loans are secured by trust deeds on Mr. Mezger's residence. The largest principal amount outstanding during the last fiscal year was $380,000 and the principal amount outstanding at fiscal year end was $300,000. In January 1995, Mr. Mezger paid off, in full, the $100,000 loan and promissory note.


     In 1994, to facilitate his relocation, the Company loaned L. Don Maulsby $89,000 on an interest-free basis with principal due one year from the date of the promissory note. The note is secured by a trust deed on Mr. Maulsby's residence. The full amount remained outstanding at 1994 fiscal year end. During 1994, the Company also reimbursed Mr. Maulsby $73,655 for costs associated with his relocation.

     See also the footnotes to the Summary Compensation Table under the heading "EXECUTIVE OFFICER COMPENSATION" and the information under the heading "ELECTION OF DIRECTORS -- Compensation Committee Interlocks and Insider Participation".

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table, together with the footnotes thereto, summarizes the total compensation for fiscal year 1994 of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Officers"), as well as the total compensation paid to each Named Officer for the Company's two previous fiscal years, if applicable.


                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                 ANNUAL COMPENSATION                  AWARDS
                                         -----------------------------------   --------------------
                                                                                    SECURITIES
                                                                   OTHER            UNDERLYING         ALL OTHER
                                                                   ANNUAL         OPTIONS(#)(4)       COMPENSATION
NAME AND                                  SALARY      BONUS     COMPENSATION   --------------------   ------------
PRINCIPAL POSITION               YEAR     ($)(1)      ($)(2)       ($)(3)      COMPANY   SUBSIDIARY      ($)(5)
- -------------------------------  ----    --------    --------   ------------   -------   ----------   ------------
Alfred J. Stein................  1994    $520,445    $375,000     $     --      75,000           0      $ 57,950
Chairman of the Board, Chief     1993     485,009     300,000           --      75,000           0        41,222
Executive Officer and President  1992     484,144           0           --     150,000      70,000        39,667
- ------------------------------------------------------------------------------------------------------------------

Dieter J. Mezger...............  1994    $298,096    $      0     $ 40,138           0           0      $ 13,741
Senior Vice President of the     1993     296,441      30,000       51,699           0           0        16,156
Company and President of         1992     300,625           0       39,607           0     100,000        15,668
COMPASS Design Automation, Inc.
- ------------------------------------------------------------------------------------------------------------------

Gregory K. Hinckley (1)(b).....  1994    $243,269    $ 95,000     $      0      30,000           0      $  1,923
Vice President, Finance and      1993     225,000      75,000      121,809           0      25,000         1,792
Chief Financial Officer          1992      60,577           0       15,361     100,000           0           448
- ------------------------------------------------------------------------------------------------------------------

L. Don Maulsby (1)(c)..........  1994    $204,615    $ 80,000     $ 75,171      50,000           0      $    934
Vice President and General       1993     185,000      71,000            0      20,000           0           853
Manager, Personal Computer       1992     183,268      20,000            0      30,000      10,000           809
Division
- ------------------------------------------------------------------------------------------------------------------

Donald L. Ciffone (1)(b).......  1994    $206,400    $100,000     $      0      30,000           0      $    780
Vice President and General       1993     184,385      76,000            0      35,000           0           714
Manager, VLSI Product Divisions  1992     155,961           0            0      50,000      10,000           743


- ---------------

(1) (a) The amounts disclosed in this column include amounts deferred by the Named Officers pursuant to the Company's 401(k) Investment/Retirement Plan (the "401(k) Plan").

     (b) Messrs. Ciffone and Hinckley became executive officers in August 1992.

     (c) Mr. Maulsby became an executive officer in November 1992.

(2) The amounts disclosed in this column represent:

     (a) Payments made by the Company under its Executive Performance Incentive Plan. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION".

     (b) Commissions earned by Mr. Maulsby in 1992 under the Company's sales incentive program.

(3) Amounts exclude perquisites if the aggregate amount of the Named Officer's perquisites was less than the lesser of $50,000 or 10% of such Named Officer's salary plus bonus. The amounts in the "Other Annual Compensation" column include:

     (a) Payment by the Company of certain 1992, 1993 and 1994 relocation costs to Mr. Mezger in the amount of $26,016, $39,226 and $30,384, respectively.

     (b) Payment by the Company of certain 1992 and 1993 relocation costs to Mr. Hinckley in the amount of $15,361 and $121,809, respectively.

     (c) Payment by the Company of certain 1994 relocation costs to Mr. Maulsby in the amount of $73,655.


     (d) The differential between the rate of interest, if any, charged by the Company on loans to Messrs. Mezger and Maulsby and the average rate earned by the Company on its cash during fiscal 1994.

(4) The stock option grants listed in the table include options to purchase Common Stock of the Company and options to purchase Common Stock of a subsidiary, COMPASS Design Automation, Inc. ("COMPASS"). The Company's subsidiary, COMPASS, granted stock options to purchase COMPASS common stock to virtually all of the COMPASS employees and certain VLSI employees, including the Named Officers, pursuant to the COMPASS 1992 Stock Option Plan (the "COMPASS Stock Plan"). See "EXECUTIVE OFFICER COMPENSATION -- Stock Options" below for additional information regarding options to purchase stock of COMPASS granted in fiscal 1992, 1993 and 1994.


(5) The amounts in the "All Other Compensation" column for fiscal year 1994 include:

     (a) Company contributions in fiscal 1994 under VLSI's 401(k)
         Investment/Retirement Plan, in the following amounts: Alfred J. Stein -- $300; Gregory K. Hinckley -- $400; L. Don Maulsby -- $200; Donald L. Ciffone -- $300.

     (b) Payment by the Company of 1994 premiums for term life insurance for the Named Officers in the following amounts: Alfred J. Stein -- $13,942; Dieter J. Mezger -- $1,786; Gregory K. Hinckley -- $1,523; L. Don Maulsby -- $734; Donald L. Ciffone -- $480.

     (c) Payment by the Company of 1994 premiums for a split dollar life insurance policy for Mr. Stein in the amount of $43,708.

     (d) Payment by the Company of 1994 premiums for disability insurance policies for Mr. Mezger in the amount of $11,955.

MANAGEMENT CONTINUITY AGREEMENTS

     The Company is a party to management continuity agreements with certain of its officers, including all of the Named Officers, which agreements are designed to ensure the officers' continued services to the Company in the event of a "change-in-control". Benefits are payable only if the officer's employment is terminated by the Company or the officer is constructively discharged within two years following a "change-in-control". For purposes of the agreement, a "change-in-control" is deemed to have occurred in the event of (1) Company stockholder approval of (i) a merger or consolidation of the Company with any other corporation or (ii) a plan of liquidation or dissolution; (2) the sale, lease or exchange of more than 50% of the Company's assets; (3) acquisition by any person of beneficial ownership of more than 50% of the combined voting power of the Company's then outstanding securities; or (4) a change of the majority of the Board of Directors within a three-year period.

     If, within two years after a "change-in-control", an officer's employment is terminated by the Company or the officer is constructively discharged, the officer will receive: (1) a severance benefit equal to two times his or her current annual base salary; (2) full and immediate vesting of all unvested stock options; and (3) twenty-four months continuation of other incidental benefits.

STOCK OPTIONS

     The following table presents information with respect to options to purchase the Company's Common Stock during fiscal 1994. No options to purchase COMPASS Common Stock were granted during fiscal 1994 to the Named Officers. No stock appreciation rights ("SARs") have been granted by the Company or COMPASS.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                         (1)
                                                  INDIVIDUAL GRANTS
                                     ----------------------------------------------
                                                  % OF TOTAL                          POTENTIAL REALIZABLE VALUE
                                     NUMBER OF     OPTIONS                            AT ASSUMED ANNUAL RATES OF
                                     SECURITIES   GRANTED TO                           STOCK PRICE APPRECIATION
                                     UNDERLYING   EMPLOYEES    EXERCISE                   FOR OPTION TERM(2)
                                      OPTIONS     IN FISCAL     PRICE    EXPIRATION   ---------------------------
NAME OR GROUP                        GRANTED(#)      YEAR      ($/SH)      DATE          5% ($)        10% ($)
- -------------                        ----------   ----------   -------   ----------   ------------   ------------
Alfred J. Stein....................    75,000        8.22%     $12.125   4/14/2004    $    571,901   $  1,449,310
Dieter J. Mezger...................         0          --           --         --               --             --
Gregory K. Hinckley................    30,000        3.29%      12.125   4/14/2004         228,760        579,724
L. Don Maulsby.....................    50,000        5.48%      12.125   4/14/2004         381,267        966,206
Donald L. Ciffone..................    30,000        3.29%      12.125   4/14/2004         228,760        579,724
All Stockholders...................       N/A         N/A          N/A        N/A      276,849,132    701,590,057

- ---------------
(1) All options to purchase the Company's Common Stock granted in 1994 to the Named Officers have ten-year terms and become exercisable in annual 25% increments commencing on the first anniversary of the original grant date, with full exercisability occurring on the fourth anniversary date. The per share exercise price is the closing price for the Company's Common Stock on NASDAQ/NMS on the date of the grant. The options were granted under the Company's 1992 Stock Plan (the "Stock Plan"), which is currently administered by the Compensation Committee. Such committee has broad discretion and authority to amend outstanding options and to reprice options, whether through an exchange of options or an amendment thereto. The Stock Plan provides for the automatic acceleration of vesting of all outstanding options (such that they become exercisable in full) in the event of a "change-in-control", as defined in the Stock Plan.

(2) For the Named Officers, the potential realizable value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of options granted in fiscal 1994, assuming that the Company's Common Stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). For "All Stockholders", the potential value is calculated based on $12.00 per share, the closing price of the Company's Common Stock on the last trading day of the Company's 1994 fiscal year, December 30, 1994, assuming the same annual rates of appreciation for ten years, multiplied by the outstanding shares of Common Stock at fiscal year end. Potential realizable value listed for the Named Officers and "All Stockholders" is net of the option exercise price or fiscal year end price, respectively. The assumed rates of appreciation are specified in SEC rules and do not represent the Company's estimate or projection of future stock prices. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and the option holders' continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

     The number of shares of Company and COMPASS stock issued upon exercise of options and the value realized from any such exercise during the year ended December 30, 1994 and the number of exercisable and unexercisable options held and their value at December 30, 1994 for the Named Officers of the Company are set forth in the following table.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                                       NUMBER OF                      VALUE OF
                                                                 SECURITIES UNDERLYING              UNEXERCISED
                                                                      UNEXERCISED                   IN-THE-MONEY
                                                                       OPTIONS AT                    OPTIONS AT
                                                                       FY-END(#)                    FY-END($)(2)
                      SHARES ACQUIRED           VALUE         ----------------------------  ----------------------------
                       ON EXERCISE(#)      REALIZED($)(1)     EXERCISABLE/   EXERCISABLE/   EXERCISABLE/   EXERCISABLE/
                     ------------------  -------------------  UNEXERCISABLE  UNEXERCISABLE  UNEXERCISABLE  UNEXERCISABLE
NAME                  VLSI   COMPASS(3)   VLSI    COMPASS(3)      VLSI          COMPASS         VLSI          COMPASS
- ----                 ------  ----------  -------  ----------  -------------  -------------  -------------  -------------
Alfred J. Stein.....      0    23,334          0       0         403,750/             0/     $ 2,657,344/       $ 0/
                                                                 216,250         46,666      $   692,031        $ 0
Dieter J. Mezger....      0         0          0       0         116,700/        33,334/         805,875/         0/
                                                                   5,000         66,666           14,375          0
Gregory K.
  Hinckley..........      0         0          0       0          50,000/             0/         250,000/         0/
                                                                  80,000         25,000          250,000          0
L. Don Maulsby...... 12,500         0    $90,630       0          15,937/         3,334/          86,590/         0/
                                                                  78,000          6,666          140,813          0
Donald L. Ciffone... 10,000         0     60,943       0          31,250/         3,334/         125,781/         0/
                                                                  73,750          6,666          207,031          0

- ---------------

(1) Market value of underlying securities on the date of exercise, minus the exercise price.

(2) Market value of underlying securities at fiscal year end (for in-the-money options only) minus the exercise price. All COMPASS stock options described in footnote (3) to this table were not in-the-money at 1994 fiscal year end.

(3) In 1992 and 1993, the Company's subsidiary, COMPASS, granted stock options to purchase COMPASS common stock to certain of the Named Officers pursuant to the COMPASS Stock Plan (the "COMPASS Plan"). All optionees under the COMPASS Plan, including such Named Officers, received option grants having an exercise price of $.10 per share, which represented the estimated fair value of COMPASS common stock on the date of grant as determined by the COMPASS Board of Directors. Subject to certain conditions, these options become exercisable cumulatively as follows: second anniversary of date of the grant -- 33 1/3%; third anniversary of the date of the grant -- additional 33 1/3%; fourth anniversary of the date of the grant -- remaining 33 1/3%. Subject to certain conditions, most of these options, including all those granted to the Named Officers, contain additional rights and obligations, including the right of a COMPASS Plan participant to put shares of COMPASS common stock acquired through the COMPASS Plan back to COMPASS or the Company in certain events; the Company's right to buy back COMPASS common stock issued under the COMPASS Plan; and a right of first refusal by COMPASS or VLSI to purchase COMPASS common stock issued under the COMPASS Plan that is being offered for sale to any third party.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

COMPENSATION PRINCIPLES

     The Compensation Committee firmly believes that the compensation of its employees, including its executive officers, should be designed to:

     - Attract, retain and motivate well-qualified employees who contribute to the long-term success of the Company.

     - Strongly encourage the development and achievement of strategic objectives that enhance long-term stockholder value.

     - Relate compensation levels to the overall success of the Company, which includes sound financial results for its stockholders, providing quality products and services useful to its customers and fostering an environment based on teamwork, enabling its employees to achieve both strategic and tactical objectives.

     Regarding Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (which limits the deductibility by corporations of certain executive compensation in excess of $1 million for any covered individual), the Compensation Committee has elected to qualify compensation under the Company's 1992 Stock Plan for an exemption from the deductibility limitations of Section 162(m). See "RATIFICATION OF AMENDMENTS TO THE 1992 STOCK PLAN". In addition, the non-equity-based compensation paid to the Named Officers in fiscal 1994 does not exceed $1 million for any individual, nor is it currently anticipated to exceed such amount in fiscal 1995.

EXECUTIVE COMPENSATION PRACTICES

     The Company's executive compensation program consists primarily of cash and equity-based components. Salary and, if warranted, annual awards under the Executive Performance Incentive Plan (the "Incentive Plan"), comprise the cash components. Grants of options under the Company's stock option plans and the COMPASS Stock Plan and participation in the Company's employee stock purchase plan comprise the equity-based components. The Company also provides health and welfare benefits to the Named Officers through programs that are available to all employees in general.

CASH COMPONENTS


     Salary levels are reviewed periodically and Incentive Plan target levels are established annually for executive officers by the Compensation Committee after a review of compensation surveys for electronic manufacturing companies, including integrated circuit manufacturers. For 1994, the survey group consisted of 19 companies in the semiconductor industry, including U.S. semiconductor companies having annual revenues of up to approximately $2 billion and semiconductor operations of foreign multi-national corporations. Of these companies, six are included in the Hambrecht & Quist Technology index (See "STOCK PRICE PERFORMANCE GRAPH"). In years that the Company exhibits superior financial performance, cash compensation is designed to be above average competitive levels. When financial performance is below plan, cash compensation is designed to be below average competitive levels. It is the Company's intent to maintain a total compensation program that can attract, motivate and retain high-performance executives who are critical to the long-term success of the Company.


     Employees, including executive officers, who participate in the 401(k) Plan may receive a Company matching contribution into their respective 401(k) Plan accounts of up to $800 per year.

     The Incentive Plan provides for annual awards, which are paid after the end of the fiscal year, based upon achievement of pre-established annual goals (the "Goals"), including revenue and operating profit goals for the Company's financial performance, department or business unit goals and individual performance goals. Each element is weighted by percentage, but the weighting can be varied at the discretion of the Compensation Committee. The Compensation Committee establishes targets for revenue, gross margin and operating profit on a Company-wide and business unit basis at the beginning of each fiscal year, and also sets individual objectives, such as new product development milestones and key product launch dates. During 1994, no awards were to be paid if the Company's performance fell below a specified operating profit target. Once the Company's operating profit targets were met, individual Incentive Plan payouts were awarded based on achievement of the Goals. Awards are prorated for participation for less than one year, but awards are not generally paid for less than six months of participation, except at the discretion of the Compensation Committee. Employees with other bonus arrangements or contracts (including commission arrangements) are generally excluded from participation in the Incentive Plan, unless otherwise directed by the Compensation Committee. The Incentive Plan may be modified from time to time, or discontinued, at the discretion of the Compensation Committee.

EQUITY-BASED COMPONENTS

     The Company utilizes equity-based compensation in the form of stock options and discount stock purchases under the employee stock purchase plan for its employees (including the Named Officers) because it provides a close tie between management and the stockholder by focusing employees and management on creating and enhancing long-term stockholder value. The actual value of such equity-based compensation correlates directly to the Company's stock price performance.

     Stock options are an essential element of the Company's compensation package. This component is intended to retain all employees receiving options, including the Named Officers, and to motivate them to improve long-term stock market performance. Some 1,193 employees (or approximately 44% of all employees at December 30, 1994) hold options under the various stock option plans. Stock options are currently outstanding under the 1982 Incentive Stock Option Plan (the "1982 Plan"), which expired in May 1992, the 1992 Stock Plan (the "1992 Plan") and the COMPASS Stock Plan.

     In determining the number of shares subject to options to be granted to executive officers, the Compensation Committee considers survey data on options granted to executives with comparable positions at other companies, the number of shares subject to options previously granted to the executive, the number of unvested shares subject to outstanding options held by the executive (which is an indicator of the retention value of the outstanding options) and an evaluation of the executive's prior year individual performance. In 1994, the Compensation Committee continued to focus on retention and individual performance as the critical factors in determining the number of options to grant to executives.


     The options granted in 1994 under the 1992 Plan had exercise prices of not less than the fair market value (the NASDAQ/NMS closing price) of the Common Stock on the grant date and will only have value if the stock price increases subsequent to the date of grant. These options become exercisable cumulatively at an annual rate of 25% of the total shares granted commencing one year from the date of grant. Both the 1982 Plan and the 1992 Plan provide for full vesting of options in the event there is a change-in-control of the Company.


     Options to purchase common stock of COMPASS granted under the COMPASS Stock Plan in 1994 had exercise prices of not less than the estimated fair value, as determined by the COMPASS and Company Board of Directors, on the grant date. Subject to certain conditions, these options become exercisable cumulatively as follows: second anniversary of the grant date -- 33 1/3%; third anniversary of the grant date -- additional 33 1/3%; fourth anniversary of the grant date -- remaining 33 1/3%. No option under the COMPASS Stock Plan may be exercised after 10 years and one month from the date of the grant. No options to purchase common stock of COMPASS were granted to any of the Named Officers in 1994.

     The Company has not issued any stock appreciation rights (SARs), stock purchase rights, long-term performance awards in stock or stock bonus awards to any Named Officer or any other person under the 1982 Plan, the 1992 Plan or the COMPASS Stock Plan.

1994 CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Stein, in his capacity as the Chairman of the Board, Chief Executive Officer and President, participates in the same compensation programs as the other Named Officers. The Compensation Committee has targeted Mr. Stein's total compensation, including compensation derived from the Incentive Plan and the stock option plan, at a level it believes is competitive with the average amount paid by other electronics companies based on survey data.

     After a review of compensation survey data indicating that Mr. Stein's salary was no longer competitive and a review of his performance, Mr. Stein's annual base salary was increased from $485,000 to $533,500 in April 1994. Mr. Stein's Incentive Plan award for 1994 was based on the Company achieving certain operating profit target levels set by the Compensation Committee. The 1994 stock option grant to Mr. Stein was primarily made as a retention vehicle in view of the relatively small number of unvested options held by

Mr. Stein and the growing competition for top executive talent in the semiconductor industry. Mr. Stein also receives additional life insurance benefits and income tax preparation services.

     This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement (or any portion hereof) into any filing under the Securities Act of 1933 or under the Exchange Act (collectively, the "Acts"), except to the extent that the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

                                          SUBMITTED BY THE
                                          COMPENSATION COMMITTEE:


                                          James J. Kim, Chairman
                                          Pierre S. Bonelli
                                          Robert P. Dilworth

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total stockholder returns for the Company, the Standard & Poor's 500 index (the "S&P 500") and the Hambrecht & Quist Technology index ("H&Q Technology"). The H&Q Technology index is composed of approximately 200 companies in the electronics and technology industry, including semiconductors, health care and related service industries. Historic stock price performance is not necessarily indicative of future stock price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

                             [CAMERA READY CHART]


                   Assumes $100 invested on December 31, 1989


                *Total return assumes reinvestment of dividends

Note: Total returns for the S&P 500 index and for the H&Q Technology index are weighted based on market capitalization.


                                           12/31/89   12/29/90   12/28/91   12/26/92   12/25/93   12/30/94
                                           --------   --------   --------   --------   --------   --------
VLSI TECHNOLOGY..........................  $ 100.00    $61.02     $103.39    $110.17    $145.76    $162.71
S&P 500..................................  $ 100.00    $96.89     $126.42    $136.05    $149.76    $151.74
H&Q TECHNOLOGY...........................  $ 100.00    $91.42     $135.14    $155.45    $169.64    $196.90


     The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement (or any portion hereof) into any filing under the Acts, except to the extent that the Company specifically incorporates this performance graph by reference, and shall not otherwise be deemed filed under such Acts.

               RATIFICATION OF AMENDMENTS TO THE 1992 STOCK PLAN

     Since 1982, the Company has provided stock options as an incentive to its key employees and executives as a means to promote increased stockholder value. Management believes stock options are one of the prime ways to attract and retain key personnel responsible for the continued development and growth of VLSI's business. In addition, stock options are considered a competitive necessity in the semiconductor/high technology industries.

     In November 1994, the Company's Board of Directors, subject to stockholder approval, adopted amendments to the 1992 Stock Plan (the "1992 Plan"). The amendments approved by the Board of Directors (i) increase the number of shares reserved for issuance under the 1992 Plan from 2,000,000 shares to 4,500,000 shares; and (ii) set the maximum number of shares that can be granted to any individual during any one fiscal year at 500,000 shares. At the Annual Meeting, stockholders are being asked to approve the amendments to the 1992 Plan.

VOTE REQUIRED

     The affirmative vote of a majority of the Votes Cast will be required to ratify the amendments to the 1992 Plan, including the increase in the number of shares reserved for issuance thereunder from 2,000,000 shares to 4,500,000 shares.

RECOMMENDATION

     The Board of Directors unanimously recommends that stockholders vote "FOR" ratification of the amendments to the 1992 Plan. The essential features of the 1992 Plan, as amended, are outlined below.

GENERAL

     The 1992 Plan provides an incentive to eligible employees and consultants whose present and potential contributions are important to the continued success of the Company, affords them an opportunity to acquire a proprietary interest in the Company, and enables the Company to enlist and retain the best available talent for the conduct of its business. The 1992 Plan permits the granting of incentive stock options ("ISOs"), nonstatutory stock options ("NSOs"), stock appreciation rights ("SARs"), stock purchase rights ("Purchase Rights"), long-term performance awards ("Long-Term Awards") and stock bonus awards ("Stock Bonuses"). SARs, Purchase Rights, Long-Term Awards and Stock Bonuses are referred to collectively as "Rights". The Company does not currently have any specific plans to grant any awards under the 1992 Plan other than options.

ELIGIBILITY

     Awards may be granted under the 1992 Plan to employees (including officers and directors) and consultants of the Company, its parent (if any) and its subsidiaries. The 1992 Plan provides that NSOs, SARs, Purchase Rights, Stock Bonuses and Long-Term Awards may be granted to employees and consultants of the Company or any parent or majority-owned subsidiary of the Company. Incentive stock options may be granted only to employees of the Company or any parent or subsidiary of the Company. As of December 30, 1994, the Company's 2,728 employees and its consultants would have been eligible to participate in the 1992 Plan.

ADMINISTRATION

     The 1992 Plan may be administered by the Board of Directors or by a committee of the Board (the "Administrator"), and is currently administered by the Compensation Committee, which is composed solely of non-employee directors. The Administrator has full power to select, from among the employees and consultants eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the

1992 Plan. The interpretation and construction of any provision of the 1992 Plan by the Administrator shall be final and conclusive.

STOCK OPTIONS

     The term of each option will be fixed by the Administrator and may not exceed 10 years from the date of grant in the case of ISOs, or five years from the date of grant in the case of ISOs granted to 10% stockholders. The Administrator determines the time or times that each option may be exercised. Options may become exercisable in installments, and the exercisability of options may be accelerated either automatically upon the occurrence of certain events described in the 1992 Plan or the option agreement or on a discretionary basis by the Administrator.

     The Administrator sets the option exercise price, which may be less than 100% of the fair market value on the date of grant of the option. The method of payment of consideration with respect to shares issued upon exercise of options granted under the 1992 Plan shall be determined by the Administrator (and, in the case of ISOs, determined at the time of grant) and may be any legal form of consideration permitted by applicable laws.

     The Administrator of the 1992 Plan may at any time offer to buy out, for a payment in cash or shares of Common Stock of the Company, any option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the optionee at the time that such offer is made. Buy-out offers made to persons who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), referred to herein as "Insiders", may only be payable in cash.

STOCK APPRECIATION RIGHTS

     The 1992 Plan also permits the granting of nontransferable stock appreciation rights. SARs may be granted in connection with all or any part of an option, either concurrently with the grant of such option or at any time thereafter during the term of the option, or may be granted independently of options.

     The Administrator of the 1992 Plan may place limits on the aggregate amount that may be paid upon exercise of an SAR, provided, however, that with respect to SARs granted in connection with options, such limits shall not restrict the exercisability of the related option. The Company's obligation arising upon the exercise of an SAR may be paid in Common Stock or in cash, or any combination thereof, as the Administrator may determine.

TERMINATION OF EMPLOYMENT OR CONSULTING RELATIONSHIP

     Under the 1992 Plan, the period of time during which an option or SAR may be exercised following an optionee's termination of employment or consulting relationship for any reason is such period as is determined by the Administrator, up to a maximum of 10 years in the case of death or permanent disability and five years in the case of termination for any other reason. After termination of employment or consulting, an option or SAR may thereafter be exercised during the specified period but in no event after the expiration of the original term of the option or SAR. After termination, an option or SAR is generally only exercisable to the extent it was exercisable at the date of such termination, unless otherwise determined by the Administrator. The employment or consulting relationship is not considered to be terminated in the event of certain leaves of absence or transfers between the Company, its parent (if any), its majority-owned subsidiaries or its affiliated companies (defined to be companies with respect to which the Company owns, directly or indirectly, at least 20% of the voting power).

STOCK PURCHASE RIGHTS

     The 1992 Plan permits the Company to grant stock purchase rights, which allow the offeree the opportunity to purchase, during a specified period of time not exceeding 60 days, Common Stock of the Company on the terms specified by the Administrator. The Administrator notifies the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of shares of Common Stock that the offeree shall be entitled to purchase, the price to be paid and the time within which the offeree must accept such offer (which shall in no event exceed 60 days from the date upon which the Administrator made the determination to grant the Purchase Right). Offers may be accepted by execution of a restricted stock purchase agreement between the Company and the offeree and payment of the purchase price.

     Unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant the Company a repurchase option at the original price paid by the purchaser, exercisable upon the termination of the purchaser's employment or consulting relationship for any reason. The purchase price for shares repurchased by the Company pursuant to the restricted stock purchase agreement may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine.

LONG-TERM PERFORMANCE AWARDS

     The 1992 Plan also permits the granting of Long-Term Awards payable in cash or Common Stock. The range of values subject to a Long-Term Award may be specified in dollar amounts and/or numbers of shares. Such awards shall be based upon Company, parent, subsidiary, affiliated company and/or individual performance over designated periods, measured by such factors or other criteria as the Administrator deems appropriate. Performance objectives may vary from participant to participant, group to group and period to period. Such awards shall not require payment by the award recipient of any consideration. The Administrator may adjust Long-Term Awards as it deems necessary or appropriate, based on changes in the law or in accounting or tax rules, in order to avoid windfalls or hardships.

STOCK BONUS AWARDS

     The 1992 Plan also permits the granting of Stock Bonuses based on such performance or employment-related factors as the Administrator shall determine. Stock Bonus awards may vary from participant to participant and group to group. Such awards shall not require payment by the recipient of any consideration but may, in the discretion of the Administrator, be subject to vesting or forfeiture restrictions.

WRITTEN AGREEMENTS; RULE 16b-3

     All awards granted under the 1992 Plan shall be evidenced by a written agreement between the Company and the employee or consultant to whom such award is granted. Awards granted to Insiders are subject to any additional applicable restrictions under Rule 16b-3.

RIGHTS NONTRANSFERABLE

     Options and Rights granted pursuant to the 1992 Plan are nontransferable by the participant, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. Options or Rights may be exercised, during the lifetime of the participant, only by the participant or by a permitted transferee.

USE OF STOCK FOR TAX WITHHOLDING

     The 1992 Plan permits participants to satisfy tax withholding obligations arising from the grant, vesting or exercise of options or Rights by surrendering shares of Common Stock already owned, or by directing the Company to withhold from the shares of Common Stock issued or issuable pursuant to the award in question that number of shares, having a fair market value equal to the tax withholding liability as of the applicable tax date. All elections to utilize stock for tax withholding are subject to the approval of the Administrator.

CHANGE-IN-CONTROL PROVISIONS

     The 1992 Plan provides that in the event of a "change-in-control" of the Company (as defined below), except as otherwise determined by the Administrator in its discretion prior to the change-in-control, all stock options and Rights granted under the 1992 Plan that are outstanding as of the date such change-in-control is determined to have occurred and that are not yet exercisable and vested on such date will become immediately vested and fully exercisable. A "change-in-control" means the occurrence of (i) the acquisition by a person or entity (other than the Company, one of its subsidiaries, or a Company employee benefit plan or trustee thereof) of securities representing 50% or more of the combined voting power of the Company, (ii) a transaction requiring the approval of the stockholders and involving the sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, or (iii) a change in the composition of the Board of Directors after which less than a majority of the directors in office are incumbent directors.

     In the event of a proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, each outstanding option and Right shall be assumed or substituted by such successor corporation or a parent or subsidiary of the successor corporation, unless the Administrator determines, in lieu of such assumption or substitution, that the participant shall have the right to exercise the option or Right as to all or a portion of the shares subject to such option or Right that would not otherwise be exercisable, for a period of time determined by the Administrator, after which the options and Rights shall terminate.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     In the event any change, such as a stock split or dividend, is made in the Company's capitalization, which change results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the number of shares that have been reserved for issuance under the 1992 Plan and the price per share covered by each outstanding option, SAR, Purchase Right and Long-Term Award. In the event of the proposed dissolution or liquidation of the Company, all outstanding options and Rights will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. The Administrator may, in its discretion, make provision for accelerating the exercisability of shares subject to options or Rights under the 1992 Plan in such event.

AMENDMENT AND TERMINATION

     The Board may amend, alter, suspend or discontinue the 1992 Plan at any time, but any such amendment, alteration, suspension or discontinuation shall not adversely affect any outstanding option or Right under the 1992 Plan without the consent of the holder thereof. To the extent necessary and desirable to comply with Rule 16b-3 or Section 422 of the Code (or any other applicable law or regulation), the Company shall obtain stockholder approval of any amendment to the 1992 Plan in such a manner and to such a degree as is required. The 1992 Plan will terminate by its terms on April 30, 2002.

     Subject to applicable laws and the specific terms of the 1992 Plan, the Administrator may accelerate any option or Right or waive any condition or restriction pertaining to such option or Right at any time. The Administrator may also substitute new options or Rights for previously granted options or Rights, including previously granted options or Rights having higher prices, and may reduce the exercise price of any option or Right to the then current fair market value if the fair market value of the Common Stock covered by such option or Right shall have declined since the date the option or right was granted.

FEDERAL INCOME TAX INFORMATION

     The following is only a brief summary of the federal income tax consequences of transactions under the 1992 Plan based on federal income tax laws in effect on January 1, 1995. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside.

     STOCK OPTIONS

     An optionee will recognize no income upon grant or exercise of incentive stock options under the 1992 Plan, unless the alternative minimum tax rules apply. The Company will not be allowed a deduction for federal tax purposes in connection with the grant or exercise of an ISO. Upon an optionee's resale of the underlying shares (assuming that the sale occurs no sooner than two years after grant of the option and one year after exercise of the option (the "statutory holding periods")), any gain will be taxed to the optionee as long-term capital gain. If the statutory holding periods are not satisfied (i.e., the optionee makes a "disqualifying disposition"), the optionee will recognize compensation income equal to the difference between the exercise price and the lower of (i) the fair market value of the stock at the date of the option exercise or (ii) the sale price of the stock, and the Company will be entitled to a deduction in the same amount. Any additional gain or loss recognized on a disqualifying disposition of the shares will be characterized as capital gain or loss.

     An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option ("NSO") under the 1992 Plan. However, upon exercise of the NSO, the optionee will generally recognize compensation income for federal tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. The Company will be entitled to a tax deduction in the same amount. Upon an optionee's resale of such shares, any difference between the sale price and fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.

     The ordinary income recognized upon exercise of an NSO by an optionee who is also an employee will be treated as wages for tax purposes and will be subject to tax withholding by the Company out of the current compensation paid to such person, if any. If such current compensation is insufficient to satisfy the tax withholding obligation, such person will be required to make direct payment to the Company for the tax liability. Any required withholding in connection with the exercise of an NSO may, with the consent of the Administrator, be satisfied by an optionee, in whole or in part, by surrendering to the Company shares of Common Stock previously owned by such person or shares issued upon exercise of the option. For such purpose, the surrendered shares are valued at their fair market value at the time of surrender.

     STOCK APPRECIATION RIGHTS


     No income will be recognized by a recipient in connection with the grant of an SAR. When the SAR is exercised, the recipient will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash and the fair market value of any Common Stock received upon the exercise. In the case of a recipient who is also an employee, any income recognized upon exercise of an SAR will constitute wages for which withholding will be required. The Company will be entitled to a tax deduction in the same amount. Any gain or loss on the resale of Common Stock acquired, upon exercise of an SAR, will be treated as capital gain.


     STOCK PURCHASE RIGHTS

     Purchase Rights will generally be taxed in the same manner as NSOs.

     LONG-TERM PERFORMANCE AWARDS

     Generally, no income will be recognized by a recipient in connection with the grant of a Long-Term Award of stock that is subject to vesting restrictions (referred to as "restricted stock"), unless an election under Section 83(b) of the Code is filed with the Internal Revenue Service within 30 days of the date of grant. Otherwise, at the time the Long-Term Award vests, the recipient will generally recognize compensation income in an amount equal to the fair market value of the award at the time of vesting. Generally, the recipient will be subject to the same tax consequences as for NSOs. In the case of a recipient who is also an employee, any amount included in income will be subject to withholding by the Company. The Company will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income with respect to a Long-Term Award.

     STOCK BONUSES

     A recipient who receives fully vested shares of Common Stock pursuant to a Stock Bonus will generally recognize ordinary income in the year of receipt equal to the fair market value of the stock on the date of grant. If the recipient receives restricted stock pursuant to a Stock Bonus Award, the recipient will recognize ordinary income equal to the fair market value of the stock at the time or times the restrictions lapse (unless a Section 83(b) election is timely filed within 30 days of the date of grant). If the recipient is an employee, any amount included in income will be subject to withholding by the Company. As a general rule, the Company will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income with respect to the Stock Bonus.

     SPECIAL RULES APPLICABLE TO INSIDERS AND RESTRICTED STOCK PURCHASERS

     Generally, Insiders and individuals who purchase restricted stock may have their recognition of compensation income and the beginning of their capital gains holding period deferred until a date (the "Deferral Date") that is up to six months after option exercise (in the case of Insiders) or the date on which the restrictions lapse (in the case of restricted stock purchasers), with the excess of the fair market value of the stock on the Deferral Date over the purchase price being taxed as ordinary income, and the tax holding period for any subsequent gain (or loss) beginning at the end of such period. However, an Insider or restricted stock purchaser who files a timely election under Section 83(b) may instead be taxed on the difference between the excess of the fair market value on the date of transfer by the Company to the optionee over the purchase price, with the tax holding period beginning on such date. Similar rules apply for alternative minimum tax purposes with respect to the exercise of an ISO by an Insider.

     In order for compensation in excess of $1 million realized by any of the Named Officers to be deductible by the Company, IRS regulations require any option plan to state the maximum number of shares subject to options that can be granted during a fiscal year to any one individual. The amended 1992 Plan now has a limit of 500,000 shares subject to options per fiscal year. While the Company does not expect to grant this number of options on a regular basis, the Company does expect that this would be the maximum number of options that would be necessary to recruit any outstanding top executive.

PARTICIPATION IN 1992 PLAN

     The grant of options, stock appreciation rights, stock purchase rights, stock bonus awards and long-term performance awards under the 1992 Plan to employees, including the Named Officers, is subject to the discretion of the Administrator. As of the date of this proxy statement, there has been no determination by the Administrator with respect to future awards under the 1992 Plan. Accordingly, future awards are not determinable. Non-employee directors are not eligible to participate in the 1992 Plan. The following table sets forth information with respect to the grant of options to the Named Officers, to all current executive officers as a group and to all other employees as a group during the last fiscal year:


                             AMENDED PLAN BENEFITS
                                1992 STOCK PLAN

NAME OF INDIVIDUAL                                              NUMBER OF
OR IDENTITY OF GROUP AND POSITION                          OPTIONS GRANTED (#)     GRANT PRICE ($/SH)
- ---------------------------------                          -------------------     ------------------
Alfred J. Stein..........................................         75,000                $ 12.125
Chairman of the Board, Chief Executive Officer and
  President
Dieter J. Mezger.........................................              0                       0
Senior Vice President of the Company and President of
COMPASS Design Automation, Inc.
Gregory K. Hinckley......................................         30,000                  12.125
Vice President, Finance and Chief Financial Officer
L. Don Maulsby...........................................         50,000                  12.125
Vice President and General Manager, Personal Computer
  Division
Donald L. Ciffone........................................         30,000                  12.125
Vice President and General Manager, VLSI Product
  Divisions
All current executive officers as a group (8 persons)....        202,000                  12.125
All other employees as a group...........................        710,050                  12.415(1)


- ---------------
(1) Represents weighted average per share grant price.

           APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

     The Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors of the Company in August 1983 and has been amended numerous times since then. Initially, 600,000 shares were reserved for issuance under the Purchase Plan. In 1988, 1989, 1991 and 1993, the stockholders approved increases of 1,000,000, 1,000,000, 2,000,000 and 2,000,000 shares, respectively, bringing the number of shares issuable under the Purchase Plan to a total of 6,600,000. The Purchase Plan provides an opportunity and incentive for all employees to become stockholders of their Company.

     In February 1995, the Board of Directors authorized an amendment to the Purchase Plan (the "Amendment") to increase the shares reserved for issuance thereunder by 2,400,000 shares, bringing the total number of shares issuable under the Purchase Plan to 9,000,000 shares.

     At the Annual Meeting, the stockholders are being requested to approve the amendment to the Purchase Plan increasing the shares reserved for issuance thereunder.

VOTE REQUIRED

     The affirmative vote of a majority of the Votes Cast will be required to approve the amendment of the Purchase Plan. Management recommends voting "FOR" approval of the amendment to the Purchase Plan.

GENERAL


     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. See "Tax Information" below. The purpose of the Purchase Plan is to provide employees of the Company and its majority-owned subsidiaries that participate in the Purchase Plan with an opportunity to purchase Common Stock of the Company at discounted prices through payroll deductions.


     As of December 30, 1994, 6,076,162 shares had been purchased under the Purchase Plan at a weighted average purchase price of $5.43 per share, and 523,838 shares remained available for future purchase under the Purchase Plan. Giving effect to the increase in shares approved by the Board of Directors in February 1995, which is subject to stockholder approval at the Annual Meeting, there will be 2,923,838 shares available for purchase under the Purchase Plan. As of December 30, 1994, approximately 2,728 employees were eligible for the Purchase Plan, of whom 1,691 were participants.

ADMINISTRATION

     The Purchase Plan is to be administered by the Compensation Committee or, if no such committee has been appointed by the Board of Directors, then by the Board of Directors itself. The Purchase Plan also requires that the body administering it meet the requirements of Rule 16b-3, promulgated under the Exchange Act, for plans of this type.

ELIGIBILITY AND PARTICIPATION

     Any person who is customarily employed for at least 20 hours per week and at least five months per calendar year by the Company or its majority-owned subsidiaries is eligible to participate in offerings under the Purchase Plan. Eligible employees become participants in the Purchase Plan by delivering to the Company's legal department a subscription agreement authorizing payroll deductions at least 15 days prior to the applicable offering period, as defined below, unless a later time for filing the subscription agreement has been set by the Board of Directors for all eligible employees with respect to a given offering period. An employee who becomes eligible to participate in the Purchase Plan after the commencement of an offering period may not participate in the Purchase Plan until the commencement of the next offering period.

     Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her respective determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. No purchases have been made under the Purchase Plan since the adoption of the Amendment by the Board. The following table sets forth, as to the Named Officers, all current executive officers as a group and all other employees who participated in the Purchase
Plan: (i) the number of shares of the Company's Common Stock purchased under the Purchase Plan during the last fiscal year; (ii) the dollar value of the benefit; and (iii) the amount of payroll deductions for future purchases accumulated through December 30, 1994 for the current purchase period under the Purchase Plan, which purchase period commenced November 1, 1994:

                             AMENDED PLAN BENEFITS
                          EMPLOYEE STOCK PURCHASE PLAN
                                LAST FISCAL YEAR


                                                                                          PAYROLL
                                                        NUMBER OF        DOLLAR         DEDUCTIONS
NAME OF INDIVIDUAL OR                                     SHARES          VALUE            AS OF
IDENTITY OF GROUP AND POSITION                         PURCHASED(#)      ($)(1)       FISCAL YEAR END
- ------------------------------                         ------------     ---------     ---------------
Alfred J. Stein......................................       1,000       $   7,598        $   1,642
Chairman of the Board, Chief Executive Officer and
President
Dieter J. Mezger.....................................           0               0                0
Senior Vice President of the Company and
President of COMPASS Design Automation, Inc.
Gregory K. Hinckley..................................       1,000           7,598            1,538
Vice President, Finance and Chief Financial Officer
L. Don Maulsby.......................................       1,000           7,598            2,920
Vice President and General Manager,
Personal Computer Division
Donald L. Ciffone....................................       1,000           7,598            2,592
Vice President and General Manager,
VLSI Product Divisions
All current executive officers as a group (8                7,000          53,183           14,326
  persons)...........................................
All other employees as a group.......................     952,718       6,632,110        1,273,174


- ---------------
(1) Market value of shares on date of purchase, minus the purchase price under the Purchase Plan.

OFFERING DATES

     The Purchase Plan is currently implemented by overlapping 24-month offering periods that commence May 1 and November 1 of each year. Each such offering period is divided into four six-month purchase periods. The Board of Directors has the power to alter the duration of the offering periods or purchase periods without stockholder approval, if such change is announced at least 15 days prior to the scheduled beginning of the first offering period or purchase period, as the case may be, to be affected.

PURCHASE PRICE

     Shares are purchased on the last business day of each purchase period (a "purchase date") during an offering period unless a participant withdraws from the offering period prior to such purchase date. The purchase price per share at which shares are sold in an offering under the Purchase Plan is the lower of:
85% of
the fair market value of a share of Common Stock on the date of commencement of the 24-month offering period (the "Entry Price"), or 85% of the fair market value of a share of Common Stock on the purchase date.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

     The purchase price of the shares is accumulated by payroll deductions over the offering period. The deductions may not exceed 10% of a participant's compensation. A participant may discontinue his or her participation in the Purchase Plan at any time during an offering period and may decrease, but not increase, the rate of payroll deductions at any time during a six-month purchase period, but only once in the six-month period. A participant may not make additional contributions to his or her account.

PURCHASE OF STOCK; EXERCISE OF OPTION

     By executing a subscription agreement to participate in the Purchase Plan, the employee is entitled to have shares placed under option to him or her that are exercisable cumulatively in installments on each purchase date during the offering period. The maximum number of shares subject to each installment placed under option to a participant at the beginning of the offering period is the lesser of: (a) that number determined by dividing the amount accumulated in such participant's account during the purchase period with respect to which such installment applies by the lower of: (i) the Entry Price or (ii) 85% of the fair market value of the Common Stock on the last day of such purchase period; (b) 8,400 shares, less any shares purchased by the participant on prior purchase dates within the same offering period; (c) a maximum number of shares set in respect of each purchase period by the Compensation Committee (the "Maximum Share Amount"); and (d) the limit imposed on yearly purchases under qualified employee stock purchase plans by Section 423 of the Code and the regulations thereunder. See also "Payment of Purchase Price; Payroll Deductions" above. Employees must be notified of the Maximum Share Amount, if any, not less than 15 days prior to the beginning of the first affected purchase period. Once set, such Maximum Share Amount remains in effect for all succeeding purchase periods until re-set or eliminated by the Board of Directors. In September 1990, the Board of Directors established a Maximum Share Amount of 500 shares per purchase period.

     Unless the employee's participation is discontinued prior to a purchase date, his or her option for the purchase of shares will be exercised automatically at the end of the purchase period at the applicable price.

WITHDRAWAL; TERMINATION OF EMPLOYMENT

     A participant's interest in a given offering period may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be made at any time prior to the end of the applicable 24-month offering period. Participants may also withdraw as to future purchase periods by reducing their payroll deductions to 0% during the current purchase period. A participant's withdrawal from one offering period does not have any effect upon such participant's eligibility to participate in subsequent offerings under the Purchase Plan (except that certain restrictions may be imposed on officers and directors pursuant to Rule 16b-3). Upon withdrawal from an offering period, all payroll deductions that have been credited to the participant's account and that have not been applied toward the purchase of shares of Common Stock on purchase dates within such offering period occurring prior to the notice of withdrawal will be returned to the participant without interest.

     Termination of a participant's employment for any reason, including retirement or death, cancels the participant's participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to such participant or to his or her beneficiaries without interest.

CAPITAL CHANGES

     In the event any change is made in the Company's capitalization, such as a stock split or payment of a stock dividend, which change results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price and in the number of shares subject to options outstanding under the Purchase Plan, as well as in the number of shares reserved for issuance under the Purchase Plan.

     In the event of the proposed dissolution or liquidation of the Company, all options will terminate immediately prior to the consummation of such proposed actions, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, all options shall be assumed by such successor corporation or, in the Board's sole discretion, the Board may, in lieu of such assumption, give all participants the right to exercise their options as to all of the shares subject to option.

AMENDMENT AND TERMINATION OF THE PLAN

     The Board of Directors may at any time amend, suspend or terminate the Purchase Plan. Termination or suspension of the Purchase Plan automatically terminates all outstanding options. Amendments to the Purchase Plan or to options thereunder that would adversely affect the rights of any participant under an option theretofore granted shall only be effective as to such options if the participant's consent is obtained. No amendment may be made to the Purchase Plan without approval of the stockholders of the Company if stockholder approval of such amendment is necessary and desirable to comply with Section 423 of the Code or with Rule 16b-3, or any successor rule.

TAX INFORMATION

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period.

     If the shares have been held by the participant for more than two years after the date of option grant and for more than one year after the date of purchase, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price or (b) 15% of the fair market value of the shares at the date of commencement of the offering period, will be treated as ordinary income. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.

     Different rules may apply with respect to participants subject to Section 16 of the Exchange Act.

     The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon dispositions of shares prior to the expiration of the holding periods described above.

     The foregoing is only a brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan, does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any municipality, state or foreign country in which a participant may reside.

             APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
                         TO INCREASE AUTHORIZED SHARES

GENERAL

     The Company's Restated Certificate of Incorporation, as amended, as currently in effect (the "Certificate"), provides that the Company is authorized to issue two classes of stock, consisting of 55,000,000 shares designated as Common Shares, $.01 par value per share, and 2,000,000 shares designated as Preferred Shares, $.01 par value per share. The Common Shares are issuable in series and currently consist of 54,000,000 authorized shares of Common Stock, 600,000 authorized shares of Series B Common Stock and 400,000 shares of authorized but undesignated Junior Common Stock.

     On February 28, 1995, the Board of Directors of the Company authorized an amendment to the Certificate (the "Certificate Amendment"), subject to stockholder approval, to increase the authorized number of shares of Common Shares by 45,000,000 shares to a total of 100,000,000 shares, with a corresponding increase in the authorized Common Stock by 45,000,000 shares to a total of 99,000,000 shares. Under the proposed amendment, subparagraphs (a) and
(b) of paragraph 4 of the Certificate would be amended to read as follows:

     "(a) Classes of Stock. This Corporation is authorized to issue two classes of shares designated respectively "Common Shares" and "Preferred Shares". The total number of shares which this Corporation shall have the authority to issue is One Hundred Two Million (102,000,000), of which One Hundred Million (100,000,000) shall be Common Shares and Two Million (2,000,000) shall be Preferred Shares. Each Common Share and each Preferred Share shall have a par value per share of $.01, and the aggregate par value of the Common Shares and the Preferred Shares shall be $1,000,000 and $20,000, respectively, for an aggregate par value of $1,020,000.

      (b) Common Shares. The Common Shares authorized by this Certificate of Incorporation shall be issued in series. The first series of Common Shares shall be designated "Common Stock" and shall consist of Ninety-Nine Million (99,000,000) shares. All other series of Common Shares (other than Common Stock) shall be designated, as a group, "Junior Common Stock", and shall consist in the aggregate of One Million (1,000,000) shares. The first series of Junior Common Stock shall be designated "Series B Common Stock" and shall have the rights, preferences, privileges and restrictions set forth in subparagraph (e) of this paragraph 4."

The stockholders are being asked to approve such Certificate Amendment. The proposed Certificate Amendment would give the Board the authority to issue additional shares of Common Stock without requiring future stockholder approval of such issuances, except as may otherwise be required by applicable law.


     Of the 54,000,000 currently authorized shares of Common Stock, 36,684,621 shares of Common Stock were issued and outstanding as of December 30, 1994. In addition, as of such date, approximately 3,788,384 shares were reserved for issuance upon exercise of outstanding options, and 52,000 shares were subject to options authorized by the Board to be granted immediately following stockholder approval; approximately 2,496,703 shares were reserved for future grant under the 1992 Plan, subject to stockholder approval; 285,000 shares were reserved for issuance upon exercise of outstanding options and for future grants under the Directors' Plan; approximately 523,838 shares were reserved for future issuance under the Purchase Plan (subsequent to fiscal year end, an additional 2,400,000 shares were reserved for issuance under the Purchase Plan, subject to stockholder approval); 2,677,604 shares were reserved for issuance upon Intel's exercise of its warrant; and approximately 2,613,636 shares were reserved for issuance upon conversion of the Company's outstanding 7% Convertible Subordinated Debentures due 2012. Accordingly, as of December 30, 1994, and giving effect to the adoption of the amended 1992 Stock Plan and the reservation of an additional 2,500,000 shares of Common Stock for issuance thereunder (as described in this Proxy Statement) and the amendment to the Purchase Plan to increase the number of shares reserved for issuance for 2,400,000 shares, the Company has only 2,478,214 shares of authorized but unissued and unreserved Common Stock available for issuance.

PURPOSE AND EFFECT OF THE AMENDMENT

     The principal purpose of this proposed amendment to the Company's Certificate of Incorporation to increase the authorized shares of Common Stock is to make such shares available for use by the Board of Directors as it deems appropriate or necessary. For example, such shares may be needed in connection with raising additional capital through the sale of the Company's securities, acquisition of another company or its business or assets, establishing a strategic relationship with a corporate partner, or providing options or other stock incentives to the Company's employees, consultants or others.

     The Board of Directors has no present agreement or arrangement, plan or understanding with respect to the issuance of any such shares. If the Certificate Amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law. Holders of the Company's securities as such have no statutory preemptive rights with respect to issuances of Common Stock.

     The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

POTENTIAL ANTI-TAKEOVER EFFECT


     The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change-in-control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change-in-control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. VLSI has previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt, including (i) the First Amended and Restated Rights Agreement dated as of August 12, 1992, as amended, providing for the distribution of rights to purchase additional shares of the Company's Preferred Stock in the event of certain attempts to acquire control of the Company; (ii) provisions in the 1992 Plan and the Directors' Plan providing for the acceleration of exercisability of outstanding options in the event of a sale of assets or merger, unless otherwise determined by the Administrator; (iii) provisions of the Certificate authorizing the Board to issue up to 2,000,000 shares of Preferred Shares with terms, provisions and rights fixed by the Board; and (iv) provisions in the Company's bylaws regarding certain procedural matters relating to stockholder proposals, cumulative voting and nomination of directors.


REQUIRED VOTE

     The adoption of the amendment to the Certificate of Incorporation requires the affirmative vote of not less than a majority of the votes entitled to be cast by all shares of Common Stock issued and outstanding on the Record Date. The effect of an abstention is the same as that of a vote against the proposal. If the Certificate Amendment is not so approved, the Company's authorized capital stock will not change.

RECOMMENDATION

     The Board of Directors recommends that the stockholders vote "FOR" the amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock and Common Shares.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 29, 1995 and recommends that stockholders vote "FOR" ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Ernst & Young LLP has audited the Company's financial statements since 1980. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          THOMAS F. MULVANEY
                                          Secretary

Date: March 24, 1995

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            VLSI TECHNOLOGY, INC.

                   Proxy for Annual Meeting of Stockholders

         The undersigned stockholder of VLSI Technology, Inc., a Delaware corporation, hereby acknowledges receipt of the 1994 Annual Report to Stockholders and the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders of VLSI Technology, Inc. to be held on Thursday, April 27, 1995 at 9:00 a.m. local time, at the Company's offices located at 1151 McKay Drive, San Jose, California 95131, and hereby appoints Alfred J. Stein and Thomas F. Mulvaney, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at such meeting, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below:

1.       ELECTION OF DIRECTORS.

         / /  FOR all nominees listed       / /  WITHHOLD AUTHORITY
              below (except as marked            to vote for all
              to the contrary below).            nominees below.

         (INSTRUCTION:  To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

         Pierre S. Bonelli, Robert P. Dilworth, James J. Kim,
         Alfred J. Stein and Horace H. Tsiang.

2. PROPOSAL TO RATIFY AND APPROVE AMENDMENTS TO THE 1992 STOCK PLAN AND TO INCREASE THE NUMBER OF SHARES RESERVED FOR
         ISSUANCE THEREUNDER FROM 2,000,000 TO 4,500,000.

         / / FOR                / / AGAINST              / / ABSTAIN

3. PROPOSAL TO APPROVE AMENDMENTS TO THE EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER FROM 6,600,000 TO 9,000,000.

         / / FOR                / / AGAINST              / / ABSTAIN


(Continued on back)

(Continued from front)


4.       PROPOSAL TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF
         INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK AND COMMON SHARES BY 45,000,000.

         / / FOR                / / AGAINST              / / ABSTAIN

5. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 1995.

         / / FOR                / / AGAINST              / / ABSTAIN

6. IN THEIR DISCRETION, THE PROXIES AND ATTORNEYS-IN-FACT ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

Either of such proxies and attorneys-in-fact, or their substitutes, as shall be present and shall act at said meeting or any adjournment or adjournments thereof shall have and may exercise all the powers of said proxies and attorneys-in-fact hereunder.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND
5.


         Signature  ________________________       Date __________________

         Signature  ________________________       Date __________________


         (This Proxy should be dated, signed by the stockholder(s) exactly as his or her name(s) appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.)


I  do / /  do not / /  plan to attend the Annual Meeting in person.